EXHIBIT 99.2



OMI CORPORATION ANNOUNCES PURCHASE OF ADDITIONAL NOTES AND CLOSING

STAMFORD, Conn., Dec 8, 2004 (BUSINESS WIRE) -- OMI Corporation (NYSE: OMM) announced that the initial purchaser of $225 million aggregate principal amount of its 2.875% Convertible Senior Notes due 2024 in a previously announced private placement pursuant to Rule 144A of the Securities Act of 1933, as amended has exercised its option to purchase an additional $25 million aggregate principal amount of notes. Closing for the entire $250 million principal amount of notes occurred on Tuesday, December 7, 2004.

The Company also announced that since the commencement of the note sales it has acquired 4,815,900 shares of its common stock for an aggregate cost of $99,995,931 both from purchasers of notes who were selling short OMI's common stock and in open market transactions. The Company has 85,629,944 shares of common stock outstanding as of the close of business on December 7, 2004.

OMI is a major international owner and operator of crude oil tankers and product carriers. Its fleet currently comprises 42 vessels (excluding a vessel scheduled to be disposed of in December 2004), including 15 Suezmaxes and 25 product carriers, aggregating approximately 3.5 million deadweight tons ("dwt"). OMI has on order ten 37,000 and 47,000 dwt product carriers, five scheduled to be delivered in 2005 and five in 2006.

SOURCE: OMI Corporation

OMI Corporation
Fredric S. London, 203-602-6789